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                                                                 Exhibit 99.b.10


                                December 18, 1997



American AAdvantage Funds
4333 Amon Carter Boulevard MD 5645
Fort Worth, Texas 76155

Ladies and Gentlemen:

         You have requested our opinion as to certain matters regarding the issuance by American AAdvantage Funds (the "Trust") of shares of beneficial interest (collectively, the "Shares"). The Trust is about to file Post-Effective Amendment No. 23 to its Registration Statement on Form N-1A ("PEA No. 23") for the purpose of (1) adding PlanAhead Class shares to the Intermediate Bond Fund, (2) adding Institutional Class and PlanAhead Class shares to the S&P 500 Index Fund, (3) changing the name of the Limited-Term Income Fund to the Short-Term Bond Fund, and (4) amending such other information as appropriate.

         We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Declaration of Trust and By-Laws and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant, and we generally are familiar with the Trust's business affairs. Based on the foregoing, it is our opinion that the Shares to be issued pursuant to PEA No. 23 may be issued in accordance with the Trust's Declaration of Trust and By-Laws, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940 Act, as amended, and applicable federal and state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further









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American AAdvantage Funds
December 17, 1997
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provides: (1) for the Trust to indemnify and hold each shareholder harmless from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the Registration Statement that you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm in the statement of additional information filed as part of PEA No. 23.

                                                     Very truly yours,

                                                     KIRKPATRICK & LOCKHART LLP



                                                     By
                                                        ------------------------
                                                          Robert J. Zutz